

                                                                                                         Exhibit 12.1




                                                BERGEN BRUNSWIG CORPORATION
                                     CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   FOR THE THREE MONTHS ENDED DECEMBER 31, 1997 AND 1998
                            AND THE YEARS ENDED SEPTEMBER 30, 1994, 1995, 1996, 1997 AND 1998
                                              (in thousands, except ratios)
                                                                                                     Three Months Ended
                                                                                                    --------------------
                                                         Year Ended September 30,                        December 31,
                                            -----------------------------------------------------   --------------------
                                              1994       1995       1996       1997       1998          1997      1998
                                              ----       ----       ----       ----       ----          ----      ----
Fixed Charges:
   Interest and amortization of debt
        issuance costs                      $ 25,039   $ 32,800   $ 31,266   $ 31,842   $ 38,616      $ 9,433   $ 8,324
   Portion of rental expense representing
        interest                               5,299      5,661      5,946      7,437      8,705        2,175     2,358
                                            -----------------------------------------------------   --------------------
         Total fixed charges                  30,338     38,461     37,212     39,279     47,321       11,608    10,682

Earnings:
   Earnings before taxes on income            98,112    109,490    125,270    138,439     65,903       36,164    46,862
                                            -----------------------------------------------------   --------------------
         Total earnings                     $128,450   $147,951   $162,482   $177,718   $113,224      $47,772   $57,544
                                            =========================================  g=========   ====================
Ratio of earnings to fixed charges               4.2        3.8        4.4        4.5        2.4          4.1       5.4
                                            =====================================================   ====================
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